EXHIBIT 11
MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Computation of Earnings Per Share (Unaudited)
For the Three and Six Months Ended June 30, 2006 and 2005

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
BASIC

Earnings:
Income applicable to common stock	$2,235,754	$2,040,253	$4,054,274	$3,963,676

Shares:
Weighted average number of common shares outstanding	4,958,809	4,897,241	4,945,456	4,891,197

Earnings per common share:
Income applicable to common stock	$0.45	$0.42	$0.82	$0.81

DILUTED

Earnings:
Net income	$2,235,754	$2,040,253	$4,054,274	$3,963,676

Weighted average number of common shares outstanding	4,958,809	4,897,241	4,945,456	4,891,197

Assuming exercise of options, reduced by the number of shares which could have been purchased with the proceeds from exercise of such options at the average issue price	96,730	171,680	94,972	175,701

Weighted average number of common shares outstanding, as adjusted	5,055,539	5,068,921	5,040,428	5,066,898

Fully diluted earnings per common share	$0.44	$0.40	$0.80	$0.78